Allbirds Receives Notice of Non-Compliance with Nasdaq Minimum Bid Price Requirement
SAN FRANCISCO, April 8, 2024 (GLOBE NEWSWIRE) – Allbirds, Inc.(NASDAQ: BIRD), a global lifestyle brand that innovates with naturally derived materials to make better footwear and apparel products in a better way, today announced that on April 2, 2024, Allbirds received notice (the “Notice”) from The Nasdaq Stock Market LLC (“Nasdaq”) that Allbirds is no longer in compliance with Nasdaq’s Listing Rule 5450(a)(1) because the closing bid price of the Allbirds’ Class A common stock has fallen below $1.00 per share for 30 consecutive days. Allbirds’ Class A common stock will continue to be listed and traded on the Nasdaq, subject to Allbirds’ compliance with other Nasdaq continued listing standards, and operations are not affected by receipt of the Notice.
In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Allbirds has 180 calendar days from the date of the Notice, or until September 30, 2024, to regain compliance with the minimum bid price requirement. Allbirds may regain compliance at any time within the 180 calendar day period if the bid price for Allbirds’ common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days. If Allbirds does not regain compliance during the 180 day period, Allbirds may be eligible for an additional period of 180 days to regain compliance.
Allbirds intends to actively monitor the bid price of its Class A common stock and will consider actions that it may take in response to this notification in order to regain compliance with the continued listing requirements, but no decisions about a response have been made at this time.
About Allbirds, Inc.
Based in San Francisco, with its roots in New Zealand, Allbirds launched in 2016 with a single shoe: the now iconic Wool Runner. In the years since, Allbirds has sold millions of pairs of shoes, and has maintained its commitment to incredible comfort, versatile style and unmatched quality. This is made possible with materials like Allbirds’ sugarcane-based midsole technology, SweetFoam™, and textiles made with eucalyptus fibers and Merino wool – so consumers don't have to compromise between the best products and their impact on the earth. www.allbirds.com.
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